Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
FIRST QUARTER 2014 RESULTS

•	Q1 2014 revenues increased 17% compared to Q1 2013 due to strong results from our U.S. Gulf of Mexico operations

•	Operating income and EBITDA increased by 88% and 21%, respectively, excluding the impact of gains on asset dispositions, which outpaced revenue growth due to margin expansion

Houston, Texas
May 6, 2014

FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net income for its first quarter ended March 31, 2014 of $4.4 million on operating revenues of $79.4 million compared to net income of $6.7 million on operating revenues of $67.7 million in the prior year first quarter. The decline in net income is due to a $7.9 million decrease in gains on asset dispositions compared to the prior year quarter.
Operating income for the current quarter was $10.1 million compared to $14.6 million in the prior year quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $21.8 million in the current quarter compared to $26.4 million in the prior year quarter. The current quarter results included $2.9 million in gains on asset dispositions compared to $10.8 million of gains in the first quarter of 2013.
“Operating revenues increased 17% to set a new record for the first quarter thanks to strong performance from our U.S. Gulf of Mexico operations,” said Sten Gustafson, Chief Executive Officer of Era Group Inc. “Our customers continue to be very active in the deepwater Gulf of Mexico, adding new drilling rigs for exploration activities and transitioning successful drilling projects into their longer-term development and production phases.”

“EBITDA excluding gains on asset dispositions outpaced revenue growth, increasing 21% over the prior year quarter as we benefited from margin expansion.”

First Quarter Results
Operating revenues in the first quarter ended March 31, 2014 increased $11.7 million over the prior year quarter primarily due to strong results from our U.S. Gulf of Mexico operations related to an increase in fleet count, higher rates and the resumption of operations of the EC225 heavy helicopters. These increases were partially offset by a decrease in dry-leasing revenues due to fewer helicopters on dry-leases compared to the prior year quarter and a decrease in revenues in Alaska as the prior year quarter benefited from short-term work related to a drillship running aground.

Operating expenses were $6.5 million higher in the current quarter. Repairs and maintenance expenses were $4.2 million higher primarily due to the timing of repairs and an increase in power-by-hour expense related to the resumption of the EC225 helicopter operations. Personnel costs increased $1.0 million due to higher headcount related to increased activity and pay scale and benefit adjustments related to a competitive labor market. Fuel expense increased due to the EC225 helicopters returning to service and increased fuel sales at the FBO, and other expenses increased due to placing a third search and rescue (“SAR”) helicopter in service.

Administrative and general expenses were $2.2 million higher in the current quarter. Compensation and employee costs were $1.8 million higher primarily due to an increase in personnel, annual pay adjustments and share-based compensation related to changes in senior management and annual incentive equity awards. Professional services fees increased $0.3 million due to audit and tax advisory fees.
Depreciation expense decreased $0.4 million primarily due to helicopters and related equipment sold since the prior year quarter.
Gains on asset dispositions were $7.9 million less than in the prior year quarter. During the current quarter, we sold two helicopters for a gain of $2.9 million. In the prior year quarter, we sold or otherwise disposed of six helicopters and related equipment for a gain of $10.8 million.
Interest expense decreased $1.0 million primarily due to increased capitalized interest related to additional deposits on helicopter orders.
Income tax expense decreased $1.1 million due to lower pre-tax income in the current year quarter resulting from the decrease in gains on asset dispositions.
Sequential Quarter Results
First quarter 2014 operating revenues increased $3.4 million compared to the fourth quarter of 2013, primarily due to strong results from our U.S. Gulf of Mexico operations partially offset by lower revenues from dry-leasing activities and from oil and gas operations in Alaska. First quarter net income increased $2.7 million. Operating income and EBITDA for the first quarter increased by $0.5 million and $1.8 million, respectively. The improvements in operating income and EBITDA were due to a $2.4 million increase in gains on asset dispositions compared to the fourth quarter of 2013. In addition to the increased gains on asset dispositions, net income also benefited from a $0.6 million decrease in interest expense, a $0.5 million decrease in income tax expense, and a $1.4 million increase in earnings from equity investments.
Equipment Acquisitions
During the quarter ended March 31, 2014, the Company's capital expenditures were $18.8 million, which consisted primarily of deposits on future helicopter deliveries. The Company records helicopter acquisitions in property and equipment and places helicopters in service once all completion work has been finalized and the helicopters are ready for use. The Company accepted delivery of two new AW139 medium helicopters in January 2014, and placed both of them into service in late February. In addition, the Company accepted delivery of one new AW139 helicopter in March 2014, which will be placed into service in the second quarter of 2014.
Capital Commitments
The Company’s unfunded capital commitments as of March 31, 2014 consisted primarily of orders for helicopters and totaled $326.3 million, of which $83.4 million is payable during 2014 with the balance payable through 2017. The Company also had $2.3 million of deposits paid on options not yet exercised. The Company may terminate $147.4 million of its total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than liquidated damages of $9.7 million in the aggregate.
Included in these capital commitments are agreements to purchase ten AW189 heavy helicopters, four S92 heavy helicopters, one AW139 medium helicopter, and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered beginning in late 2014 through 2017. The S92 helicopters are scheduled to be delivered in 2016 and 2017. The AW139 helicopter is scheduled to be delivered in mid-year 2014. Delivery dates for the AW169 helicopters have yet to be determined. In addition, we had outstanding options to purchase up to an additional ten AW189 helicopters, five S92 helicopters and four AW139 helicopters. If these options are exercised, the helicopters would be scheduled for delivery beginning in 2015 through 2018.
Liquidity Update

As of March 31, 2014, the Company had $25.3 million in cash balances and escrow deposits and remaining availability under its senior secured revolving credit facility of $244.3 million.
EC225 Settlement
In April 2014, the Company entered into a settlement agreement with Airbus Helicopters (formerly Eurocopter), a division of Airbus Group (formerly European Aeronautic Defense and Space Company), with respect to the extended suspension of operations of the EC225 heavy helicopters in 2012 and 2013. The settlement agreement provides for certain service and product credit discounts, including credits that will be available to the Company for a period of four years to be applied against support services available from Airbus Helicopters covering spare parts, repair and overhaul, service bulletins, technical assistance or any other services available from Airbus Helicopters. The Company expects to be able to apply such service credits over the following six to ten quarters and such application will impact the Company’s statements of operations as a reduction in operating expenses if and as the credits are utilized.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, May 7, 2014, to review the results for the first quarter ended March 31, 2014. The conference call can be accessed as follows:
All callers will need to reference the access code 34597766
Within the U.S.:
Operator Assisted Toll-Free Dial-In Number: (866) 607-0535
Outside the U.S.:
Operator Assisted International Dial-In Number: (832) 445-1827
Replay
A telephone replay will be available through May 21, 2014 and may be accessed by calling (855) 859-2056 for domestic callers or (404) 537-3406 for international callers. An audio replay will also be available on the Company's website at www.eragroupinc.com shortly after the call and will be accessible for approximately 90 days.
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, India, Norway, Spain, Sweden, the United Kingdom and Uruguay. Era Group's helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management’s expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical nature of, the offshore oil and gas industry; the Company’s dependence on oil and gas exploration and development activity in the areas where the Company operates; fluctuations in worldwide prices of and demand for oil and natural gas; the ability to successfully expand into other geographic and helicopter service markets; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; inherent risks in operating helicopters; the failure to maintain an acceptable safety record; the grounding of all or a portion of our fleet for extended periods of time or indefinitely; reduction or cancellation of services for government agencies; reliance on a small number of helicopter manufacturers and suppliers; political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of our assets or result in claims of a force majeure situation; declines in the global economy and financial markets; foreign currency exposure and exchange controls; credit risk exposure; the ongoing need to replace aging helicopters; the Company’s reliance on the secondary used helicopter market to dispose of older helicopters; the Company’s reliance on a small number of customers; allocation of risk between the Company and its customers; liability, legal fees and costs in connection with providing emergency response services; risks associated with the Company’s debt structure; operational and financial difficulties of the Company’s joint ventures and partners; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; adverse weather conditions and seasonality; adequacy of insurance coverage; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; the effect of the Spin-off, including the ability of the Company to recognize the expected benefits from the Spin-off and the Company’s dependence on SEACOR’s performance under various agreements; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words “estimate,” “project,” “intend,” “believe,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company’s businesses, particularly those mentioned under “Risk Factors” in Era Group’s Annual Report on Form 10-K for the year ended December 31, 2013, in Era Group’s subsequent Quarterly Reports on Form 10-Q and in Era Group’s periodic reporting on Form 8-K (if any), which are incorporated by reference.
For additional information concerning Era Group, contact Christopher Bradshaw at (281) 606-4871 or visit Era Group's website at www.eragroupinc.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2014	2013
Operating Revenues	$79,443	$67,727
Costs and Expenses:
Operating	49,640	43,116
Administrative and general	11,334	9,134
Depreciation	11,287	11,661
	72,261	63,911
Gains on Asset Dispositions, Net	2,891	10,801
Operating Income	10,073	14,617
Other Income (Expense):
Interest income	145	147
Interest expense	(3,753)	(4,732)
SEACOR management fees	—	(168)
Derivative losses, net	(30)	(3)
Foreign currency losses, net	(57)	(259)
Other, net	—	3
	(3,695)	(5,012)
Income Before Income Tax Expense and Equity In Earnings (Losses) of 50% or Less Owned Companies	6,378	9,605
Income Tax Expense	2,503	3,578
Income Before Equity in Earnings (Losses) of 50% or Less Owned Companies	3,875	6,027
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	499	562
Net Income	4,374	6,589
Net Loss Attributable to Noncontrolling Interest in Subsidiary	71	105
Net Income Attributable to Era Group Inc.	4,445	6,694
Accretion of Redemption Value on Series A Preferred Stock	—	721
Net Income Attributable to Common Shares	$4,445	$5,973

Basic Earnings Per Common Share	$0.22	$0.28
Diluted Earnings Per Common Share	$0.22	$0.28

EBITDA	$21,772	$26,413
Adjusted EBITDA	$21,772	$26,581
Adjusted EBITDA Excluding Gains	$18,881	$15,780

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended
	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
Operating Revenues	$79,443	$75,998	$80,997	$74,237	$67,727
Costs and Expenses:
Operating	49,640	45,213	51,338	46,945	43,116
Administrative and general	11,334	10,562	9,683	9,545	9,134
Depreciation	11,287	11,129	11,340	11,431	11,661
	72,261	66,904	72,361	67,921	63,911
Gains on Asset Dispositions, Net	2,891	464	2,560	4,476	10,801
Operating Income	10,073	9,558	11,196	10,792	14,617
Other Income (Expense):
Interest income	145	139	155	150	147
Interest expense	(3,753)	(4,311)	(4,394)	(4,613)	(4,732)
SEACOR management fees	—	—	—	—	(168)
Derivative (losses) gains, net	(30)	(26)	(96)	21	(3)
Foreign currency gains (losses), net	(57)	233	409	315	(259)
Other, net	—	—	7	9	3
	(3,695)	(3,965)	(3,919)	(4,118)	(5,012)
Income Before Income Tax Expense and Equity In Earnings (Losses) of 50% or Less Owned Companies	6,378	5,593	7,277	6,674	9,605
Income Tax Expense	2,503	3,036	2,715	2,398	3,578
Income Before Equity in Earnings (Losses) of 50% or Less Owned Companies	3,875	2,557	4,562	4,276	6,027
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	499	(880)	526	674	562
Net Income	4,374	1,677	5,088	4,950	6,589
Net Loss Attributable to Noncontrolling Interest in Subsidiary	71	75	116	105	105
Net Income Attributable to Era Group Inc.	4,445	1,752	5,204	5,055	6,694
Accretion of Redemption Value on Series A Preferred Stock	—	—	—	—	721
Net Income Attributable to Common Shares	$4,445	$1,752	$5,204	$5,055	$5,973

Basic Earnings Per Common Share	$0.22	$0.09	$0.26	$0.25	$0.28
Diluted Earnings Per Common Share	$0.22	$0.09	$0.25	$0.25	$0.28

EBITDA	$21,772	$20,014	$23,382	$23,242	$26,413
Adjusted EBITDA	$21,772	$20,014	$25,427	$23,242	$26,581
Adjusted EBITDA Excluding Gains	$18,881	$19,550	$22,867	$18,766	$15,780

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$22,290	$31,335	$22,517	$27,345	$25,032
Receivables:
Trade, net of allowance for doubtful accounts	47,780	38,137	48,435	40,645	41,044
Other	4,824	4,374	2,961	14,607	16,133
Inventories, net	26,780	26,853	26,692	26,223	26,696
Prepaid expenses and other	3,292	2,167	1,278	2,854	2,715
Deferred income taxes	2,138	2,347	3,642	3,642	3,642
Escrow deposits	3,048	—	9,900	16,010	—
Total current assets	110,152	105.213	115,425	131,326	115,262
Property and Equipment	1,084,199	1,066,958	1,014,907	1,012,661	1,021,453
Accumulated depreciation	(273,754)	(263,306)	(255,299)	(251,613)	(246,498)
Net property and equipment	810,445	803.652	759,608	761,048	774,955
Investments, at Equity, and Advances to 50% or Less Owned Companies	35,433	34,986	36,113	35,529	34,705
Goodwill	352	352	352	352	352
Other Assets	16,074	14,380	16,071	17,300	17,830
Total Assets	$972,456	$958,583	$927,569	$945,555	$943,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$13,639	$13,293	$16,796	$15,796	$13,396
Accrued wages and benefits	9,583	8,792	8,937	6,976	7,662
Accrued interest	4,624	772	4,625	770	5,213
Accrued income taxes	781	613	—	—	—
Derivatives	529	621	—	—	—
Current portion of long-term debt	2,787	2,787	2,787	2,787	2,787
Other current liabilities	4,171	3,267	6,894	5,253	4,309
Total current liabilities	36,114	30.145	40,039	31,582	33,367
Deferred Income Taxes	211,479	209,574	208,483	204,487	203,343
Long-Term Debt	278,755	279,391	240,029	275,667	276,307
Deferred Gains and Other Liabilities	3,476	3,412	5,343	5,947	8,164
Total liabilities	529,824	522,522	493,894	517,683	521,181
Equity:
Era Group Inc. Stockholders' Equity:
Common stock	203	202	202	202	201
Additional paid-in capital	423,728	421,310	420,650	420,056	419,036
Retained earnings	19,125	14,680	12,928	7,724	2,669
Treasury shares, at cost	(334)	(113)	(94)	(63)	—
Accumulated other comprehensive income (loss), net of tax	175	176	108	(44)	(85)
	442,897	436,255	433,794	427,875	421,821
Noncontrolling interest in subsidiary	(265)	(194)	(119)	(3)	102
Total equity	442,632	436,061	433,675	427,872	421,923
Total Liabilities and Stockholders' Equity	$972,456	$958,583	$927,569	$945,555	$943,104

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for SEACOR Management Fees and certain other items that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA.

		Three Months Ended
	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
		(in thousands)
Net Income	$4,374	$1,677	$5,088	$4,950	$6,589
Depreciation	11,287	11,129	11,340	11,431	11,661
Interest Income	(145)	(139)	(155)	(150)	(147)
Interest Expense	3,753	4,311	4,394	4,613	4,732
Income Tax Expense	2,503	3,036	2,715	2,398	3,578
EBITDA	$21,772	$20,014	$23,382	$23,242	$26,413
SEACOR Management Fees	—	—	—	—	168
Special Items (1)	—	—	2,045	—	—
Adjusted EBITDA	$21,772	$20,014	$25,427	$23,242	$26,581
Gains on Asset Dispositions, Net ("Gains")	(2,891)	(464)	(2,560)	(4,476)	(10,801)
Adjusted EBITDA Excluding Gains	$18,881	$19,550	$22,867	$18,766	$15,780

(1) Special items include the following:

•	A one-time charge of $2.0 million related to operating leases on certain helicopters configured for air medical services for the three months ended September 30, 2013.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Mar. 31, 2014 (2)	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
Heavy:
EC225	9	9	9	9	9

Medium:
AW139	37	35	36	35	35
B212	10	11	11	11	11
B412	6	6	6	6	6
S76 A/A++	2	3	3	6	6
S76 C+/C++	6	6	6	7	9
	61	61	62	65	67

Light—twin engine:
A109	9	9	9	9	9
BK-117	3	3	6	6	6
EC135	20	20	20	20	20
EC145	4	4	4	3	3
	36	36	39	38	38

Light—single engine:
A119	24	24	24	24	24
AS350	35	35	35	35	35
	59	59	59	59	59
Total Helicopters	165	165	169	171	173
____________________
(1) Includes all owned, joint ventured, leased-in and managed helicopters.
(2) Excludes on AW139 helicopter that was fully paid for and delivered in March 2014 but not yet operational as of March 31, 2014.